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                                                                                                         EXHIBIT 11
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                                             KOLLMORGEN CORPORATION AND SUBSIDIARIES

                                               CALCULATIONS OF EARNINGS PER SHARE
                                        (Dollars in thousands, except per share amounts)

                                                                      Year Ended December 31

                                                 1993           1992           1991           1990           1989
Net income (loss)                          $     4,752    $    (8,725)   $   (35,938)   $    18,446    $   (31,813)
Less preferred stock dividends
  and accretion of discount                     (2,328)        (2,330)        (2,325)        (1,773)           --
                                            -----------    -----------    -----------    -----------    -----------
Earnings applicable to common stock              2,424        (11,055)       (38,263)        16,673        (31,813)
                                            -----------    -----------    -----------    -----------    -----------


Number of shares:
     Weighted average number of
         shares outstanding                  9,632,232      9,627,228      9,628,122     10,434,429     10,625,088
     Shares issuable on assumed
         exercise of dilutive options              --             --             --           4,884            --
                                            -----------   ------------    -----------    -----------    -----------

Adjusted shares                              9,632,232      9,627,228      9,628,122     10,439,313     10,625,088
                                            ===========    ===========    ===========    ===========    ===========

Earnings (loss) per share                     $  .25         $(1.14)        $(3.97)        $ 1.60         $(2.99)
                                            ===========    ===========    ===========    ===========    ===========

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